Exhibit 10.3
AIR PRODUCTS AND CHEMICALS, INC.
OFFICER’S CERTIFICATE
I, Lynn C. Minella, Senior Vice President of Human Resources and Communications of Air Products and Chemicals, Inc. (the “Company”), pursuant to the authority delegated to me by John P. Jones in the attached Officer’s Certificate, do hereby amend the Supplementary Pension Plan of Air Products and Chemicals, Inc., as Amended and Restated Effective January 1, 2008 (the “Plan”), as follows:
1.	Section 3.7 is amended by adding the following as paragraph (c):
“(c) Notwithstanding the above, effective 28 April 2008 through 30 May 2008, Employees will be given an opportunity, in the manner determined by the Plan Administrator, to make a change to a previous election to receive an annuity form of benefit or a lump sum form of benefit described in Section 3.6(a). However, this opportunity does not apply to the following Employees:
(i)	An Employee who first becomes an Employee on or after 1 January 2008;

(ii)	An Employee whose benefits commence prior to 1 January 2009; and

(iii)	An Employee for whom the Company has purchased annuities from Transamerica Occidental Life Insurance Company to fund their benefit under the Salaried Pension Plan.
2.	The following sentence shall be added at the end of Section 3.6(a) to designate a Single Life Annuity as the default payment option if an Employee elects an annuity but does not choose a payment option:
“If the Employee elects an annuity under section (i) above and does not elect the form of the annuity prior to the commencement of benefits, the Employee shall be deemed to have elected Option B as set forth in Section 5.2 of the Salaried Pension Plan, substituting the benefit determined under Section 3.2 above for the benefit determined under Article IV of the Salaried Pension Plan.”

Attest:

	Assistant Secretary	Lynn C. Minella

Date:		Date: